EXHIBIT 5.1.

TIM W.E. SGPS, S.A.

Av. Infante Santo, number 2H – 3rd floor

1350-178 Lisbon

Portugal

Lisbon, 28 July 2011

Subject:	TIM W.E. SGPS, S.A. (the “Company”) — Registration of Shares under the US Securities Act of 1933, as amended (the “Securities Act”)

Dear Sirs,

We have acted as the Company’s Portuguese legal advisers in connection with the offering by the Company of the Primary Shares (as defined below) and the registration of up to 12,937,500 ordinary shares of €0.03 each in the capital of the Company (the “Shares”), including up to 1,687,500 ordinary shares to cover any over allotments granted under the Underwriting Agreement (as defined below), under the Securities Act.

Of the Shares, up to 8,343,750 Shares (the “Primary Shares”) are being offered by the Company and up to 4,593,750 Shares (the “Selling Shareholder Shares”) are being offered by the selling shareholders (the “Selling Shareholders”) identified as such in the Registration Statement (as defined below).

Pursuant to the Underwriting Agreement, the Shares will be sold to the Underwriters (as defined in the Underwriting Agreement) for resale to the members of the public in the United States as described in the Registration Statement.

The Company has asked us to provide this opinion in connection with the registration of the Shares under the Securities Act.

1.	Opinion

As a matter of Portuguese law, and based on, and subject to, the foregoing and the qualifications mentioned below, we are of the opinion that:

(a)	the Selling Shareholder Shares to be sold by the Selling Shareholders pursuant to the Underwriting Agreement are validly authorized, validly issued, fully paid and non-assessable;

(b)	the Primary Shares to be sold by the Company pursuant to the Underwriting Agreement are validly authorized;

Rua Victor Cordon, n° 10A - 4° e 5°

1249-202 Lisboa - Portugal

Tel. 21 322 35 90

Fax 21 322 35 99 / 21 342 09 30

E-mail : ccageral@cca-advogados.com

www.cca-advogados.com

NIPC N° 504 046 799 REGISTADA NA OA SOB O NIPC N° 27/97

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(c)	When the Company has received in full the purchase price payable for the Primary Shares in accordance with the Underwriting Agreement, the Primary Shares will have been validly issued, and will be fully paid and non-assessable; and

(d)	the statements made in the section of the Registration Statement headed Taxation — Portuguese Taxation constitute our opinion with respect to the tax consequences under Portuguese law of the acquisition, ownership and disposition of the Shares.

2.	Portuguese law

This opinion is limited to matters of, and is interpreted in accordance with, Portuguese law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in law which may occur, after the date of this opinion.

3.	Consent

(a) This opinion is addressed to the Company in connection with the registration of the Shares under the Securities Act.

(b) We consent to the filing of a copy of this opinion as Exhibits 5.1 and 8.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully,

Martim Menezes

Partner

Rua Victor Cordon, n° 10A - 4° e 5°

1249-202 Lisboa - Portugal

Tel. 21 322 35 90

Fax 21 322 35 99 / 21 342 09 30

E-mail : ccageral@cca-advogados.com

www.cca-advogados.com

NIPC N° 504 046 799 REGISTADA NA OA SOB O NIPC N° 27/97

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